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                        Incentive Plan for CFO Jose David
                      For Fiscal Year Ending March 31, 1996
                                     8/95

This plan applies to the fiscal year ending 3/31/95. It is intended to incentivize Jose to control and manage the financial strategies of Active Voice.

This compensation is paid according to the terms and conditions of the Employment Agreement between Jose David and Active Voice, Inc. Should this additional compensation agreement in any manner be inconsistent with the Employment Agreement, the Employment Agreement shall prevail.

1. SALARY

Jose's recent salary history is: raise on 4/92 to $66,528 per year; raise on 4/1/93 was 7% to $71,185 per year plus a bonus of $31,666 for completion of the IPO and certain goals as well as 1) profit sharing of $12,909 and 2) 5,000 option shares.

His base salary was raised by 5% to $74,744 per year as of 4/1/94. Bonus for FY95 was $34K, resulting from various successes on CoGs (Cost of Goods) reduction and quality improvements.

With this plan, his salary will be raised by 7% to $80,000. Bonuses will be available as detailed below for the following objectives:

1. COME UP WITH A YARDSTICK FOR RELIABILITY VERSUS PRICE FOR PURCHASING BY OCTOBER 31, 1995. With Laura, develop a model that shows how much of an improvement in reliability in our computers and Dialogic boards is worth in a measurable reduction in RMAs, support, and travel. (Lost sales would be a nice additional benefit, but is impossible to measure, unfortunately). This reliability increase can be achieved with added expense on testing, paying more CoGs, or better purchasing contracts with vendors. This yardstick will be used by the company for purchasing tradeoffs.

2. BONUS FOR MARGIN ACHIEVEMENT

FY95 ended with 65% margin. We conservatively forecast a reduction for all of next year to 63.5%, which we hope to beat. Your efforts will be instrumental in that, and thus you will be bonused according to what we achieve for all of FY95, as follows:

       At or above 65%              $40,000
       Between 65 and 63.6          $30,000
       Between 63.1 and 63.5        $10,000

Provisos:

- - It's OK to spend capital, and expense, to reach these margin goals, as long as there is prior written arrangement with the President which will not be withheld as long as it pays for itself. For example, getting a purchasing agent for the computers would be acceptable, and recommended.


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- -  Margin must be measured the same way as last year (i.e., same allocations)
   for the purposes for this paragraph, with one exception: increases in CoGs for the purposes of increased reliability and/or RAM can be removed before the calculation.

- -  Revenue must at least meet the planned $46.6M and profit the planned $6.3M.

3. CONTROL A/R. For every day less in FY96 than FY95, $2,500 as long as revenue and profit meet the plan.

4. ADDING ANALYSTS. For each additional national (not regional) analyst that covers the stock, $5,000. $1,000 per regional.

5. FOR CUTTING OVER TO THE NEW ACCOUNTING SYSTEM BY THE END OF THIRD QUARTER OF FY96 (means it produces financial reports on time), $20,000 to be spent on yourself and the members of your department.

NOTE: bonus amounts that exceed $36,380 will be paid as reduced price options on the non-qualified plan, with price per share reduced by $5, and options to be vested over one year. Example: if the bonuses add up to $46,380, Jose would receive $36,380 in cash and $10,000 as 2000 option shares at a price of $5 less than the current price at that time.

Agreed to by:

/s/ H. KAWAGUCHI               9-6-95
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Director H. Kawaguchi           Date


/s/ TOM ALBERG                 1/18/96
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Director Tom Alberg             Date